                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Noble Affiliates, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                             NOBLE AFFILIATES, INC.
                               110 West Broadway
                            Ardmore, Oklahoma 73401

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1999



To the Stockholders of NOBLE AFFILIATES, INC.:

      The annual meeting of stockholders of Noble Affiliates, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, April 27, 1999, at 10:00 a.m., local time, at the Charles B. Goddard Center, D Street and First Avenue, S.W., Ardmore, Oklahoma 73401, for the following purposes:

      1. To elect the Board of Directors for the ensuing year; and

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on March 16, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of the Company in Ardmore, Oklahoma, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during 1998 and financial statements for the fiscal year ended December 31, 1998 are contained in the accompanying 1998 Annual Report. The Annual Report does not form any part of the material for solicitation of proxies.

      All stockholders are cordially invited to attend the meeting. STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.


                                 By Order of the Board of Directors



                                        Orville Walraven
                                           Secretary






Ardmore, Oklahoma
March 25, 1999

                             NOBLE AFFILIATES, INC.
                               110 West Broadway
                            Ardmore, Oklahoma 73401

                                PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1999




                                  INTRODUCTION

      The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on April 27, 1999, and at any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy were first sent to stockholders of the Company is March 25, 1999.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for election of the nominees for director named in the proxy. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Orville Walraven, Secretary, Noble Affiliates, Inc., P.O. Box 1967, Ardmore, Oklahoma 73402, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

      In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders, the By-laws of the Company require that such stockholder give written notice to the Secretary of the Company. The notice must specify certain information concerning such stockholder and the item of business proposed to be brought before the meeting. The notice must be received by the Company not later than 60 days prior to the annual meeting if such meeting is to be held on a day within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if it is to be held on or after the anniversary of the previous year's annual meeting. Accordingly, any such stockholder notice in connection with the 2000 annual meeting of stockholders must be received by the Company no later than February 25, 2000.

VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

      The inspectors will tabulate the number of votes cast for or withheld as to the vote on each nominee for director. Votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain "routine" items when they have not received instructions from beneficial owners. Brokers will have discretionary authority to vote on the election of directors. Under applicable Delaware law and the Company's Certificate of Incorporation and By-laws, a broker non-vote or other limited proxy will have no effect on the outcome of the election of directors.

                               VOTING SECURITIES

      Only holders of record of common stock of the Company, par value $3.331/3 per share (the "Common Stock"), at the close of business on March 16, 1999, the record date for the meeting, are entitled to notice of and to vote at the meeting. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 56,981,008 shares of Common Stock. Each share of Common Stock is entitled to one vote.


                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tabulation sets forth as of March 16, 1999 information with respect to the only persons who were known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock.

NAME AND ADDRESS                                                NUMBER OF SHARES                  PERCENT
OF BENEFICIAL OWNER                                             BENEFICIALLY OWNED (1)            OF CLASS
-------------------                                             ----------------------            --------
The Samuel Roberts Noble Foundation, Inc...............           4,608,633 (2)                       8.1%
P. O. Box 2180
Ardmore, Oklahoma 73402

FMR Corp...............................................           3,108,700 (3)                       5.5%
82 Devonshire Street
Boston, Massachusetts 02109

MacKay-Shields Financial Corporation...................           3,005,450 (4)                       5.3%
9 West 57th Street
New York, New York 10019

---------------

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2)   Beneficial ownership of such shares was reported in Amendment No. 7 to
      Schedule 13G dated February 10, 1998 filed with the Securities and Exchange Commission (the "SEC") by The Samuel Roberts Noble Foundation, Inc. (the "Foundation"). The Foundation is an Oklahoma not-for-profit corporation organized in 1952 as successor to a charitable trust formed in 1945. The Foundation is engaged in basic plant biology research and agricultural research, consultation and demonstration. From time to time as funds are available, the Foundation also makes grants to various charitable organizations. The Foundation organized the Company in 1969. Michael A. Cawley, a director of the Company, serves as President, Chief Executive Officer and a trustee of the Foundation. In the event of a vacancy in a trusteeship of the Foundation, a majority of the remaining trustees has the power to elect a successor trustee to fill the vacancy.

(3) Beneficial ownership of such shares was reported in a Schedule 13G dated February 1, 1999 filed with the SEC by FMR Corp., which has sole investment power with respect to all such shares and sole voting power with respect to 3,000 of the shares. FMR Corp. indicated in its Schedule 13G that it is a parent holding company that owns the shares indirectly through two of its wholly-owned subsidiaries. According to the Schedule 13G, one subsidiary beneficially owns 3,105,700 of the shares as a result of its acting as an investment adviser to several investment companies and one subsidiary beneficially owns 3,000 shares as a result of its acting as an investment manager of several institutional accounts. Such
      Schedule 13G also reported beneficial ownership of such shares by each of Edward C. Johnson 3d, the Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp.

(4) Beneficial ownership of such shares was reported in a Schedule 13G dated February 8, 1999 filed with the SEC by MacKay-Shields Financial Corporation, which as an investment adviser shares voting and investment power regarding the indicated Common Stock with its clients, which have the right to receive and the ultimate power to direct the receipt of dividends from, or proceeds of the sale of, such securities.

                             ELECTION OF DIRECTORS

      Nine directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Six of the nominees for director were elected directors of the Company by vote of the stockholders at the 1998 annual meeting. Three of the nominees were elected to fill new directorships created by the Board in October 1998. There currently are ten directors. George J. McLeod is not a nominee for reelection. Mr. McLeod, who turned 70 in January 1999, will retire from his position on the Board of Directors and all committees on which he serves, in accordance with the Company's director retirement policy, on the date of the annual meeting. Mr. McLeod has been a director of the Company since 1977. In accordance with the Company's By-laws, the number of directors constituting the entire Board has been decreased to nine, effective immediately after the annual meeting.

      Generally, the Company's By-laws provide that a stockholder must deliver written notice to the Secretary of the Company not later than 90 days prior to the annual meeting naming such stockholder's nominee(s) for director and specifying certain information concerning such stockholder and nominee(s). Accordingly, a stockholder's nominee(s) for director to be presented at the 2000 annual meeting of stockholders must be received by the Company no later than January 26, 2000.

      Directors are elected by plurality vote. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES.

                             NOMINEES FOR DIRECTOR

ALAN A. BAKER -- Mr. Baker has served as an independent consultant in the oil and gas industry since May 1995. For more than five years prior thereto, Mr. Baker served in various capacities at Halliburton Energy Services Group, including President from November 1989 to July 1991, Chairman and Chief Executive Officer from July 1991 to February 1994 and Chairman of Oil and Gas Services from February 1994 to May 1995. Mr. Baker, age 67, also serves as a director of National Gas & Oil Company, CRESTAR Energy, Inc. in Calgary, Alberta, and Friede Goldman International Inc. He has served as a director of the Company since 1995.

MICHAEL A. CAWLEY -- Mr. Cawley has served as President and Chief Executive Officer of the Foundation since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law. Mr. Cawley, age 51, has served as a trustee of the Foundation since 1988 and is also a director of Panhandle Royalty Company and Noble Drilling Corporation. He has served as a director of the Company since 1995.

EDWARD F. COX -- Mr. Cox has been a partner in the law firm of Patterson, Belknap, Webb & Tyler, New York, New York since March 1998. Prior thereto, he was a Partner in the law firm of Donovan Leisure Newton & Irvine, New York, New York for more than five years. Mr. Cox, age 52, has served as a director of the Company since 1984.

JAMES C. DAY -- Mr. Day has served as President and Chief Executive Officer of Noble Drilling Corporation since January 1984, and as Chairman of the Board of Noble Drilling Corporation since October 1992. Prior to 1984, Mr. Day served as Vice President of Noble Drilling Corporation from January 1983. Prior to 1983, Mr. Day served as Vice President and Assistant Secretary of the Company. Mr. Day, age 55, is also a director of Global Industries, Ltd. He has served as a director of the Company since 1994.

THOMAS E. HASSEN -- Mr. Hassen has served as Managing Director and co-head of the Global Energy Resources Group of Credit Suisse First Boston, an investment banking firm located in New York, New York since April 1998. Before joining that firm, Mr. Hassen was co-head of the Global Energy Group of Morgan Stanley & Co. Incorporated (now Morgan Stanley Dean Witter) for almost 20 years. Mr. Hassen, age 56, has served as a director of the Company since October 1998.

DALE P. JONES -- In October 1998, Mr. Jones retired from his position as Vice Chairman of Halliburton Company, an energy services company, a position he had held since 1995. Mr. Jones had served in various executive and management capacities for Halliburton for more than 30 years, including President from May 1989 to October 1995, and he continues to serve as a consultant to that company. Mr. Jones, age 62, has served as a director of the Company since October 1998.

ROBERT KELLEY -- Mr. Kelley has served as President and Chief Executive Officer of the Company since August 1986, and as Chairman of the Board since October 1992. Prior to August 1986, he had served as Executive Vice President of the Company since January 1986. Mr. Kelley, age 53, also serves as President and Chief Executive Officer of Samedan Oil Corporation ("Samedan"), a wholly-owned subsidiary of the Company, positions he has held since 1984. For more than five years prior thereto, Mr. Kelley served as an officer of Samedan. Mr. Kelley also serves as a director of OGE Energy Corp. He has served as director of the Company since 1986.

HAROLD F. KLEINMAN -- Mr. Kleinman has been a senior member of the law firm of Thompson & Knight, A Professional Corporation, Dallas, Texas, counsel for the Company, for more than five years and is currently a shareholder of such firm. Mr. Kleinman, age 68, has served as director of the Company since 1985.

T. DON STACY -- Mr. Stacy served as President and Chairman of the Board of Amoco Eurasia Petroleum Co., an oil and gas exploration and production company, from February 1995 until August 1997, when Mr. Stacy became a director of Amoco Caspian Sea, an oil and gas exploration and production company, a position he held until his retirement in June 1998. Mr. Stacy served in various executive and management positions for those companies, and for other affiliates of Amoco Corporation, for more than 37 years. He also served as Chairman of the Board, a non-executive position, of CRESTAR Energy, Inc., from 1991 until 1996. Mr. Stacy, age 65, has served as a director of the Company since October 1998. Mr. Stacy also serves as a director of Agrium Inc., a fertilizer company, and Alberta Energy Co. Ltd., a Canadian energy company.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

      The Board of Directors held six meetings in 1998. Each director attended every meeting of the Board and every meeting of the Board committees on which he served, except that Mr. Harold Kleinman was absent from one Board meeting and one meeting of the compensation and benefits committee on which he serves.

COMMITTEES OF THE BOARD

      The committees of the Board, the current members and the primary functions of the committees are as follows:

      COMPENSATION AND BENEFITS COMMITTEE -- Alan A. Baker, Chairman; James C. Day; Thomas E. Hassen; Harold F. Kleinman; George J. McLeod; and T. Don Stacy. The primary responsibilities of the compensation and benefits committee are to fix annual salaries and bonuses of the officers of the Company, including any officer who is also a director, and to administer the Company's employee benefits other than the stock-based plans in which executive officers of the Company participate. The compensation and benefits committee held four meetings during 1998.

      AUDIT COMMITTEE -- Michael A. Cawley, Chairman; Edward F. Cox; Dale P. Jones; and Harold F. Kleinman. The primary responsibilities of the audit committee are to review with the Company's auditors the audit procedures to be applied in the conduct of the annual audit and the results of the annual audit. The audit committee held three meetings during 1998.

      EXECUTIVE COMMITTEE -- Robert Kelley, Chairman; Alan A. Baker; Michael A. Cawley; Harold F. Kleinman; and T. Don Stacy. The primary responsibilities of the executive committee are to exercise the authority of the Board during the intervals between meetings of the Board. No executive committee meetings were held during 1998.

      NOMINATING COMMITTEE -- James C. Day, Chairman; Edward F. Cox; and Thomas
      E. Hassen. The primary responsibilities of the nominating committee are to review the role, composition and structure of the Board and its committees and advise the Chief Executive Officer of the Company with respect thereto, and to consider and recommend nominees for election to the Board. The nominating committee held three meetings during 1998.

      STOCK OPTION COMMITTEE -- Edward F. Cox, Chairman; Alan A. Baker; Michael
      A. Cawley; and Dale P. Jones. The primary responsibilities of the stock option committee are to administer, in accordance with applicable rules and regulations under federal securities and income tax laws, the stock-based plans in which executive officers of the Company participate, including the Company's 1992 Stock Option and Restricted Stock Plan. The stock option committee held one meeting during 1998.

      COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The current members of the compensation and benefits committee and the stock option committee were the only persons who served on such committees during 1998. Messrs. Day and McLeod were formerly officers of the Company, and Mr. Kleinman's law firm provided in 1998, and currently provides, legal services to the Company. See "Election of Directors" in this proxy statement for a description of the prior business experience and principal employment of Messrs. Day and Kleinman. Mr. McLeod, who will retire from the Board of Directors on the date of the annual meeting, was President and Chief Executive Officer of the Company from 1984 to 1986 and, for more than five years prior thereto, served as President of Samedan.

COMPENSATION OF DIRECTORS

      Directors who are not officers of the Company or any of its subsidiaries receive an annual retainer of $28,000 and a fee of $1,000 for each Board or committee meeting attended. A director who is also an officer of the Company receives a fee of $100 for each Board meeting attended. The chairman of each committee, if not also an officer of the Company, receives an additional annual retainer of $2,500. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

      STOCK OPTION PLAN. The 1988 Nonqualified Stock Option Plan for Non-Employee Directors, as amended, provides for the grant of nonqualified stock options to each director of the Company who is not also either an employee or officer of the Company and who has not made an irrevocable, one-time election to decline to participate in the plan. Harold F. Kleinman has elected not to participate in the plan. The plan provides generally for a formula grant of options annually on each July 1 during the term of the plan. The formula results in the automatic grant (unless revoked by the Board in a particular year) to each participating non-employee director of an option to purchase a number of shares of Common Stock equal to 30,000 divided by the number of participating non-employee directors. The purchase price per share of Common Stock under the option is fair market value on the date of grant.

      As of July 1, 1998, each of Messrs. Baker, Cawley, Cox, Day and McLeod was granted an option under the plan covering 6,000 shares of Common Stock at the exercise price of $37.75 per share. The options have a ten-year term and are initially exercisable one year after date of grant.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following tabulation sets forth as of March 16, 1999 the shares of Common Stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and executive officers as a group.


                                                                               COMMON STOCK
                                                                           BENEFICIALLY OWNED (1)
                                                                 ---------------------------------------
                                                                   NUMBER                   PERCENT OF
         NAME                                                     OF SHARES                  CLASS (2)
         ----                                                    -----------               -------------
         Director
         Alan A. Baker..................................              12,500 (3)                  -  %
         Michael A. Cawley..............................           4,625,918 (3)(4)             8.1  %
         Edward F. Cox..................................              45,286 (3)                 .1  %
         James C. Day...................................              22,303 (3)                  -  %
         Thomas E. Hassen...............................              18,000 (3)                  -  %
         Dale P. Jones..................................               1,000 (3)                  -  %
         Robert Kelley..................................             291,161 (3)                 .5  %
         Harold F. Kleinman.............................               1,000 (5)                  -  %
         George J. McLeod...............................              21,606 (3)                  -  %
         T. Don Stacy...................................               1,000 (3)                  -  %

         Named Executive Officers (excluding
           any director named above) and Group
         William D. Dickson.............................             105,138 (3)                 .2  %
         Dan O. Dinges..................................             121,643 (3)                 .2  %
         W. A. Poillion.................................             129,551 (3)                 .2  %
         James C. Woodson...............................              95,738 (3)                 .2  %
         All directors and executive
           officers as a group (14 persons).............           5,491,844 (4)(6)             9.5  %

----------------------
(1) Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)   Less than one-tenth of one percent unless otherwise indicated.

(3) Includes shares not outstanding but subject to currently exercisable options, as follows: Mr. Baker -- 10,500 shares; Mr. Cawley -- 16,285 shares; Mr. Cox -- 37,286 shares; Mr. Day -- 21,285 shares; Mr. Dickson -- 99,879 shares; Mr. Dinges -- 108,438 shares; Mr. Kelley -- 247,776 shares; Mr. McLeod -- 21,286 shares; Mr. Poillion -- 104,664 shares; and Mr. Woodson -- 84,334 shares.

(4) Includes 4,608,633 shares held of record by the Foundation. Under the rules and regulations of the SEC, such shares are required to be included in the foregoing table as "beneficially owned" because such person possesses shared voting and investment power with respect thereto as one of ten trustees of the Foundation. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Accordingly, such person does not represent sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 4,608,633 shares. Mr. Cawley disclaims any pecuniary interest in the 4,608,633 shares.

(5)   Consists of 1,000 shares held as joint tenant with Mr. Kleinman's spouse.

(6) Includes 878,698 shares not outstanding but subject to currently exercisable options.

                             EXECUTIVE COMPENSATION

      The following report of the compensation and benefits committee and the stock option committee of the Board of Directors and the information herein under "-Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.


               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                         AND THE STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION


To the Stockholders
of Noble Affiliates, Inc.:

      As members of the compensation and benefits committee and the stock option committee of the Board of Directors, we have responsibility for administering the executive compensation program of the Company. All decisions by the committees relating to the compensation of executive officers are reviewed by the full Board, except for decisions about grants or awards under the 1992 Stock Option and Restricted Stock Plan (the "Option Plan") of the Company, which are made solely by the stock option committee in accordance with the terms of the Option Plan.

COMPENSATION POLICIES

      The executive compensation policy of the Company, which is endorsed by the committees, is to provide a compensation program that will attract, motivate and retain persons of high quality and will support a long-standing internal culture of loyalty and dedication to the interests of the Company. In administering the executive compensation program, the committees are mindful of the following principles and guidelines, which are supported by the full Board.

      Base salaries for executive officers should be competitive. A sufficient portion of annual compensation should be at risk in order to align the interests of executives with those of stockholders of the Company. This variable part of annual compensation should reflect both corporate and individual performance. As a person's level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of stock-based compensation. The committees have not established objective, arbitrary percentages for the mix of total compensation that should be fixed versus at risk for any executive officers of the Company. Stock options provide executives long-term incentive and are beneficial in aligning the interests of executives and stockholders in the enhancement of stockholder value.

COMPENSATION PROGRAM FOR 1998

      For 1998, the executive compensation program consisted of three principal elements, which are discussed below: base salary, an annual incentive bonus plan and stock options that are exercisable over a ten-year period.

            BASE SALARY: Base salary for executive officer positions is determined principally by competitive factors. The Company obtains information through participation in oil and gas industry compensation surveys conducted by independent compensation consultants, including Towers Perrin Inc. ("Towers Perrin"), Effective Compensation, Inc. ("ECI"), KPMG Peat Marwick ("KPMG") and others. One such survey includes information on an industry group called the Energy 27 Group comprised of corporations in the same industry as the Company. Eight of the 14 companies included in the Dow Jones Total Return Index for Secondary Oil Companies referenced in the performance graph contained elsewhere in this proxy statement are included in the Energy 27 Group. (The Energy 27 Group survey, together with the ECI and KPMG reports, are herein referred to as the "Supplement Reports".) In July 1998, the Company engaged Towers Perrin to update its review of the Company's compensation program. Such review covered base salary, the annual incentive bonus plan and option plans. The committee analyzes the information and makes annual adjustments based on performance, incumbent length of service in the executive position and cost of living. The policy of the compensation and benefits committee generally is to establish base salary levels that approximate survey averages, and the salary level for each executive officer for 1998 was within 14 percent, plus or minus, of the applicable average, except one executive officer whose salary level was 18 percent above the applicable average.

            ANNUAL INCENTIVE BONUS PLAN: The annual incentive bonus plan in which executive officers participate is available to all full-time employees of the Company or its subsidiaries (except those geologists and geophysicists employed by the Company who choose to be covered by the geological incentive plan and the 19 employees of Noble Gas Marketing, Inc., a wholly-owned subsidiary of the Company, who are covered under a separate bonus plan) who have completed one year of service at the close of the plan year (December 31). The target bonus for an employee is the base salary at year end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 5 to 70 percent, with factors of 70 percent for the CEO and 60 percent for operating committee members of Samedan, the principal operating subsidiary of the Company. An aggregate pre-adjustment bonus pool is determined for each division and department.

            Annual performance goals for the Company and its divisions are weighted with respect to four criteria as follows: cost of finding and developing new reserves (40 percent for division; 35 percent for the Company), new reserves added (40 percent for division; 35 percent for the Company), cash flow from operations (20 percent), and stock performance as measured against the annual stock performance of certain peer companies (10 percent for the Company). The annual performance goals for cost of finding and developing new reserves, new reserves added, cash flow from operations and net income are established based upon financial budgets and forecasts approved initially by the operating committee of Samedan at the beginning of each year and then reviewed and finally approved by the full Board.

            At its April 1998 meeting, the Board established the following annual performance goals in accordance with the revised financial budget for 1998: Cost of finding and developing new oil and gas reserves was set at $5.00 per barrel of oil equivalent ("BOE") for secondary reserves and $7.00 per BOE for primary reserves. In establishing rates for converting thousands of cubic feet of natural gas to BOE's, for purposes of determining internal achievement of reserve goals, the Company attempts to determine rates that accurately reflect relative commodity values in its various divisions. In 1998, these rates ranged from 6 to 1 in the Company's Offshore Gulf of Mexico and International divisions and from 6 to 1 to 10 to 1 in the Company's onshore divisions. The new reserves added goal was set at 65 million BOE's. The cash flow goal was established as a measure of the percentage growth compared to prior year's cash flow of $405 million with cash flow increases (or decreases) as a result of changing commodity prices removed from the calculation. Achievement of a portion of the cash flow goal could occur by maintaining a level of cash flow equal to the prior year amount. The stock performance goal is based on a comparison of the Company's annual share price performance against the share price performance of each of 18 peer companies. Stock performance of all such companies during the year is measured by comparing (i) the average of all month-end share prices for the current year, against (ii) share prices at the end of the prior year. Goal achievement and multipliers are determined according to where the Company's share price performance falls in the overall peer company ranking.

            Each goal weighting percentage is subject to adjustment within a range of zero for achievement of less than 75 percent of the goal to 200 percent for achievement of greater than 135 percent of the goal. The combined, weighted goal achievement is then determined within a range of zero for achievement of less than 65 percent of the goal to 200 percent for achievement of more than 160 percent of the goal. The target bonus for employees of divisions is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 75 percent for division goal achievement and 25 percent for Company goal achievement. The bonus amount is then determined by multiplying the target bonus times the applicable multiplier, provided that the bonus of an executive officer is limited to 100 percent of the executive officer's base salary at year end.

            No bonuses were paid for 1998 under the Company's annual incentive bonus plan.

            OPTION PLAN: The Option Plan is designed to align a significant portion of the executive compensation program with stockholder interests. The Option Plan, which was approved by stockholders in 1992 and amended and restated in 1997, permits the use of several different types of stock-based grants or awards: nonqualified or incentive stock options with or without stock appreciation rights and restricted stock. To date only nonqualified stock options have been granted under the Option Plan.

            The options represent the right to purchase shares of Common Stock over a period of up to ten years upon such terms and conditions, consistent with the provisions of the Option Plan, as are specified by the stock option committee at the time of grant. The option price for incentive stock options is not less than the fair market value per share at the date of grant and for nonqualified stock options is not less than 50 percent of fair market value per share at the date of grant. No nonqualified stock options were granted in 1998 at a price less than fair market value at the date of grant.

            In July 1998, the Company engaged Towers Perrin to update its 1996 information in order to advise the stock option committee as to appropriate grant guidelines. Towers Perrin based its recommendations as to appropriate grant guidelines on an analysis of average annual stock grants over a three-year period as disclosed in publicly available proxy statements of 10 companies it considered comparable to the Company in business and scope. The Towers Perrin report suggested multiples of 0.8 of base salary at the lower levels of employees of the Company, from 1.5 to 4.4 for vice presidents of the Company and 5.7 at the CEO level. Using the Towers Perrin report, and adjusting its recommendations to account for annual inflation and data obtained from the Supplement Reports, the stock option committee in 1998 adopted grant multiples that ranged from
      0.8 to 5.7 of base salary, with multiples of 5.7 for the CEO and 4.4 for other executive officers.

            The approximate number of shares granted is determined by dividing
      (i) the optionee's annual base salary multiplied times the applicable grant multiple by (ii) the fair market value per share of the underlying Common Stock on the calculation date. The stock option committee, in its discretion, can adjust the number of shares granted under the Option Plan from the number determined under the grant guidelines. Options granted to executive officers in 1998 were based on the guidelines described above and the following terms and conditions: 10-year term; vest at the rate of one-third per year commencing on the first anniversary of the grant date; and option price equal to fair market value per share at the grant date.

1998 COMPENSATION OF CEO

      The 1998 base salary of Mr. Kelley was adjusted July 1, 1998 to $610,000 per year as a result of a review of Company performance, competitive industry factors existing at the time and the Supplement Reports. Mr. Kelley's reported 1998 salary represented an increase of 7.7 percent over his reported 1997 salary, reflecting consideration of competitive data provided by Towers Perrin, the Supplement Reports and the assessment by the Committee and the Board of the Company's 1998 results of operations under Mr. Kelley's leadership. As a result, the salary paid to Mr. Kelley for 1998 fell within the range discussed above in the last sentence under "Compensation Program for 1998 Base Salary" in this report.

      In 1998, the stock option committee granted Mr. Kelley an option to purchase 75,237 shares of Common Stock pursuant to the Option Plan. In granting this option, the committee used a grant multiplier of 5.7 (see "Compensation Program for 1998 - Option Plan" above), which took into account Mr. Kelley's level of responsibility and was based on the recommendation of Towers Perrin.

PARTICIPATION IN MINERAL, ROYALTY AND OVERRIDING ROYALTY ACQUISITIONS

      In addition to the executive compensation policies and programs described above, the Company has a long-standing policy pursuant to which directors, officers and key employees of the Company and Samedan are permitted to acquire interests in minerals, royalties and overriding royalties purchased from time to time by Samedan (or its subsidiaries). When this participation is offered, usually up to one-half of the interests acquired by Samedan (or its subsidiaries) is made available to be acquired by the participants in the aggregate. A participant is required to purchase his or her interest for cash on the same cost basis as Samedan and is responsible for obtaining any required financing.

In certain instances, the Company or Samedan has assisted participants in obtaining financing from a third party lender and/or provided a guarantee of the amount financed by a participant. This policy applies only with respect to mineral, royalty and overriding royalty interests acquired by Samedan (or its subsidiaries) and does not apply to the acquisition of working interests, even though a group of oil and gas properties acquired by Samedan (or its subsidiaries) includes both working interests and mineral, royalty and overriding royalty interests.

      The policy was initiated to serve as an incentive for employees in connection with the acquisition of oil and gas properties by Samedan and for directors to continue in the service of the Company. The Board of Directors of the Company believes the policy to be in the best interests of the Company and its stockholders and, because the participant purchases the interest for Samedan's cost and shares the same risk as Samedan, does not consider the operation of the policy to be compensatory in nature. The compensation and benefits committee has responsibility for administering the policy.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

      Section 162(m) of the Internal Revenue Code contains provisions which limit the tax deductibility of executive compensation in excess of $1 million per person per year, subject to certain exceptions. The policy of the Company is to design its compensation programs to preserve the tax deductibility of compensation paid to its executive officers and other members of management. However, the compensation and benefits committee could determine, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible, if the committee believes such payments are in the Company's best interest. In 1997, the stockholders of the Company approved the amended and restated Option Plan, allowing compensation paid thereunder in the form of stock options and stock appreciation rights to qualify as "performance-based compensation" for purposes of Section 162(m).

SUMMARY

      The members of the committees believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are rewarded commensurately. The committees believe that compensation levels during 1998 adequately reflect the compensation goals and policies of the Company.

      March 25, 1999         COMPENSATION AND                STOCK OPTION
                             BENEFITS COMMITTEE              COMMITTEE
                             Alan A. Baker, Chairman         Edward F. Cox, Chairman
                             James C. Day                    Alan A. Baker
                             Thomas E. Hassen                Michael A. Cawley
                             Harold F. Kleinman              Dale P. Jones
                             George J. McLeod
                             T. Don Stacy


                               ------------------

      The following table sets forth certain summary information concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "named executive officers") for the years indicated.


                                              SUMMARY COMPENSATION TABLE
                                                                                          Long Term
                                                                                        Compensation
                                                      Annual Compensation                  Awards
                                           ----------------------------------------- -------------------
                                                                           Other
                                                                          Annual            Stock          All Other
            Name and                                                      Compen-          Options          Compen-
            Principal                                                     sation         (number of          sation
            Position                Year    Salary ($)     Bonus ($)        ($)          shares) (1)          ($)
            --------                ----    ----------     ---------       -----         -----------         ----
Robert Kelley, Chief                1998      592,500             -        2,869           75,237           79,944(2)
Executive Officer                   1997      550,000       575,000        2,445           75,237           62,093
                                    1996      487,500       525,000        2,392           59,445           45,998

James C. Woodson, Senior            1998      265,000             -        2,869           25,080           40,352(3)
Vice President - Exploration        1997      250,000       260,000        2,445           25,080           31,516
and Operating Committee             1996      220,500       216,000        2,392           19,074           22,295
member of Samedan

W.A. Poillion, Senior Vice          1998      240,000             -        2,869           25,080           34,406(3)
President - Production and          1997      230,000       235,000        2,445           25,080           26,859
Drilling and Operating              1996      210,000       202,500        2,392           19,074           20,402
Committee member of
Samedan

William D. Dickson, Senior          1998      240,000             -        2,869           25,080           35,014(3)
Vice President - Finance and        1997      230,000       235,000        2,445           25,080           26,524
Treasurer                           1996      207,000       202,500        2,392           19,074           20,020

Dan O. Dinges, Senior Vice          1998      240,000             -        2,902           25,080           29,175(3)
President - Division General        1997      230,000       176,250        2,902           25,080           21,790
Manager and Operating               1996      207,000       202,500        2,860           19,074           13,957
Committee member of
Samedan

--------------------
(1) Options represent the right to purchase shares of Common Stock at a fixed price per share.

(2) Consists of $500 of directors' fees and Company contributions of $8,628 to a defined contribution plan and $70,816 to a nonqualified contribution plan.

(3) Consists of contributions by the Company to a defined contribution plan/nonqualified contribution plan and payment by the Company of term life insurance premiums as follows: J.C. Woodson -- $9,028 / $27,843; $3,481; W.A. Poillion -- $9,418 / $24,244; $744; W.D. Dickson -- $9,418 /
      $19,013; $744; and Dan O. Dinges -- $9,418 / $19,013; $744.

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended December 31, 1998 to each of the named executive officers.

                                              OPTION GRANTS IN 1998
                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                              Annual Rates of
                                                                                                Stock Price
                                                                                               Appreciation
                                              Individual Grants                              for Option Term
                         ------------------------------------------------                  ---------------------
                          Number of Securities   % of Total
                           Underlying Options      Options      Exercise
                                Granted          Granted to      or Base
                           (number of shares)     Employees       Price      Expiration
          Name                    (1)              in 1998       ($/sh)         Date       5%($)(2)    10%($)(3)
          ----           ---------------------   -----------    ---------    -----------   --------    ---------
Robert Kelley...........        75,237             10.4%         35.938        2/1/08     1,700,000    4,309,000
James C. Woodson........        25,080              3.5%         35.938        2/1/08       567,000    1,436,000
W.A. Poillion...........        25,080              3.5%         35.938        2/1/08       567,000    1,436,000
William D. Dickson......        25,080              3.5%         35.938        2/1/08       567,000    1,436,000
Dan O. Dinges...........        25,080              3.5%         35.938        2/1/08       567,000    1,436,000

------------------
(1) Options represent the right to purchase shares of Common Stock at a fixed price per share. The options vest at the rate of one-third per year commencing on the first anniversary of the grant date.

(2) Reflects an assumed appreciated market price per share of Common Stock of $58.53.

(3) Reflects an assumed appreciated market price per share of Common Stock of $93.21.

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the year ended December 31, 1998, and the unexercised options held at December 31, 1998 and the value thereof, by each of the named executive officers.

                                      AGGREGATED OPTION EXERCISES IN 1998
                                           AND 12/31/98 OPTION VALUES

                                                        Number of Securities
                                                       Underlying Unexercised
                                                            Options at                Value of Unexercised
                                                        December 31, 1998             In-the-Money Options
                            Shares                      (number of shares)          at December 31, 1998 ($)
                           Acquired      Value      ---------------------------   ----------------------------
        Name              on Exercise Realized($)   Exercisable   Unexercisable   Exercisable    Unexercisable
        ----              ----------- ----------    -----------   -------------   -----------    -------------
Robert Kelley............        --          --        222,697        145,210        359,407              --
James C. Woodson.........        --          --         75,974         48,158        101,185              --
W.A. Poillion............     4,800     126,600         96,304         48,158        331,034              --
William D. Dickson.......        --          --         91,519         48,158        297,074              --
Dan O. Dinges............     7,200     175,950        100,078         48,158        396,045              --

DEFINED BENEFIT PLANS

      The defined benefit plans of the Company that cover its executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.


                                                PENSION PLAN TABLE


                                                   Estimated Annual Benefits Upon Retirement at Age 65
                                                    After Completion of the Following Years of Service
              60 Month Average            -----------------------------------------------------------------------
             Annual Compensation              15               20             25             30            35
             -------------------          ---------       -----------     ----------    -----------    ----------
             $  100,000................     $ 30,000        $  40,000       $ 47,831       $ 47,831     $  47,831
                150,000................       45,000           60,000         61,734         74,081        74,081
                200,000................       60,000           80,000         83,609        100,331       100,331
                300,000................       90,000          120,000        127,359        152,831       152,831
                400,000................      120,000          160,000        171,109        205,331       205,331
                600,000................      180,000          240,000        258,609        310,331       310,331
                800,000................      240,000          320,000        346,109        415,331       415,331
              1,000,000................      300,000          400,000        433,609        520,331       520,331
              1,300,000................      390,000          520,000        564,859        677,831       677,831
              1,400,000................      420,000          560,000        608,609        730,331       730,331
              1,500,000................      450,000          600,000        652,359        782,831       782,831

      Upon vesting, the amount of retirement benefit depends on an employee's final average monthly compensation, age and the number of years of credited service (maximum of 30 years). Final average monthly compensation is defined generally to mean the participant's average monthly rate of compensation from the Company for the 60 consecutive months prior to retirement which give the highest average monthly rate of compensation for the participant. Compensation covered by the defined benefit plans is defined (with certain exceptions) to mean the compensation actually paid to a participant as reported on the participant's federal income tax withholding statement for the applicable calendar year. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere herein under "Annual Compensation" approximate covered compensation for 1998. The amount of benefit shown in the above table is not subject to any deductions for social security or any other offset amounts.

      As of December 31, 1998, the named executive officers had the following approximate number of years of credited service for retirement purposes: Mr. Kelley--23; Mr. Woodson--24; Mr. Poillion--22; Mr. Dickson--20; and Mr. Dinges--17.

PERFORMANCE GRAPH

      The following graph sets forth the cumulative total stockholder return for the Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies for the years indicated as prescribed by the SEC's rules.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
                  AMONG NOBLE AFFILIATES, INC., S&P 500 INDEX
                      AND DOW JONES TOTAL RETURN INDEX FOR
                          SECONDARY OIL COMPANIES (2)

                                    [GRAPH]


------------------------------------------------------------------------------------------------------------------
                                                         1993      1994       1995       1996       1997       1998
------------------------------------------------------------------------------------------------------------------
 Company                                                  100        94        114        184        136        95
 S&P 500 Index                                            100       101        139        171        229       294
 Dow Jones Total Return Index for Secondary               100        97        112        138        147       107
  Oil Companies (3)
------------------------------------------------------------------------------------------------------------------

(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1994 in Common Stock, the S&P 500 Index and the Dow Jones Total Return Index for Secondary Oil Companies.

(2)  Fiscal year ending December 31.

(3) Composed of the following companies: Amerada Hess Corporation, Anadarko Petroleum Corporation, Ashland, Inc., Burlington Resources Inc., Kerr-McGee Corporation, MAPCO Inc., Murphy Oil Corporation, Noble Affiliates, Inc., Occidental Petroleum Corporation, Pennzoil Company, Sun Company, Inc., TOSCO CORP., Union Pacific Resources Group, Inc. and Union Texas Petroleum Holdings, Inc.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with.

                              CERTAIN TRANSACTIONS

      Harold F. Kleinman, a director of the Company and a nominee for director, is the brother-in-law of Jack Bender. Mr. Bender is the sole owner of Cactus Pipe and Supply Company, a corporation from which Samedan purchases oil field tubulars from time to time in the ordinary course of its business. During 1998, Samedan purchased an aggregate of approximately $2,677,000 of such tubulars from such corporation. The terms of all such purchases were similar to those that could have been obtained from unrelated third parties. Mr. Kleinman has no pecuniary or other interest in either the purchases or Mr. Bender's corporation.

      Prior to becoming a director of the Company in October 1998, Dale P. Jones served as the Vice Chairman of Halliburton Company. During 1998, Halliburton Company performed certain services for the Company, including cementing, acidizing and other well services. The Company paid Halliburton Company a total of $4,340,000 for such services during 1998. Apart from his status as an officer of Halliburton Company, Mr. Jones had no pecuniary or other interest in the transactions between that company and the Company.

                            INDEPENDENT ACCOUNTANTS

      The appointment of the accounting firm selected to audit the Company's financial statements is subject to ratification by the Board of Directors and will not be submitted to stockholders for ratification or approval. It is the present intention of the Company's management to recommend to the Board of Directors the re-appointment of Arthur Andersen LLP, which has audited the Company's financial statements since 1989, to audit the financial statements of the Company for 1999. Representatives of Arthur Andersen LLP are expected to be present at the meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement at the meeting should they desire to do so.

                    STOCKHOLDER PROPOSALS AND OTHER MATTERS

      Stockholder proposals intended to be included in the Company's proxy statement relating to the 2000 annual meeting of stockholders, which is currently scheduled to be held on April 25, 2000, must be received by the Company at its office in Ardmore, Oklahoma, addressed to the Secretary of the Company, no later than November 26, 1999.

      The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Georgeson & Co., Inc., which will receive a fee of approximately $7,500 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

      The Board of Directors does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.


Ardmore, Oklahoma                           NOBLE AFFILIATES, INC.
March 25, 1999
                                         /s/ WILLIAM D. DICKSON
                                         -----------------------------
                                             William D. Dickson
                                   Senior Vice President-Finance and Treasurer

                             NOBLE AFFILIATES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert Kelley and William D. Dickson, and each of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of Noble Affiliates, Inc. (the "Company") standing in the name of the undersigned on March 16, 1999, at the annual meeting of stockholders to be held on April 27, 1999 at 10:00 a.m., local time, in Ardmore, Oklahoma, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting dated March 25, 1999, and the proxy statement accompanying the same, receipt of which is hereby acknowledged.

1. Election of Directors

   [ ] For All Nominees With Exceptions Noted              [ ] Withhold Authority For All Nominees

   Alan A. Baker, Michael A. Cawley, Edward F. Cox, James C. Day, Thomas E. Hassen, Dale P. Jones, Robert Kelley, Harold F. Kleinman, T. Don Stacy

   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting or any adjournment thereof.

                  (Continued and to be signed on reverse side)

    THIS PROXY, WHEN DULY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT WITHOUT CLEAR VOTING DIRECTION, IT WILL BE VOTED FOR EACH OF THE PROPOSALS SET FORTH ABOVE.

    The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such common stock and hereby ratifies and confirms all actions that said proxies, their substitutes, or any of them, may lawfully take in accordance with the terms hereof.

                                         Dated:

                                        ---------------------------------------,
                                         1999

                                         ---------------------------------------

                                         ---------------------------------------

                                             Signature(s) of Stockholder(s)

                                         This proxy should be signed exactly as
                                         your name appears hereon. Joint owners
                                         should both sign. If signed as
                                         attorney, executor, guardian or in some
                                         other representative capacity, or as
                                         officer of a corporation, please
                                         indicate your capacity or title.

                                         PLEASE COMPLETE, DATE AND SIGN THIS
                                         PROXY AND RETURN IT PROMPTLY IN THE
                                         ENCLOSED ENVELOPE, WHICH REQUIRES NO
                                         POSTAGE IF MAILED IN THE UNITED STATES.